Exhibit 10.18

TERMINATION AGREEMENT AND MUTUAL GENERAL RELEASE

This Termination Agreement and Mutual General Release is made and given by the undersigned Venture Group, LLC (“VG”) and Health Enhancement Products, Inc., a Nevada corporation (the “Company”) as of this 26th day of January, 2012.

RECITALS

Reference is made to the following agreements between the Company and VG:  Investor Right’s Agreement, Subscription Agreement, Series A Convertible Promissory Note, Security Agreement, IP security Agreement, Warrant Agreement, all of which were dated on or around November 8., 2011, and  Term Sheet dated on or around October 20, 2011 (all of the foregoing documents are collectively referred to herein as the “Loan Documents”), all executed in connection with a planned capital raising transaction in the amount of $500,000, with $332,000 payable as of the date hereof, and the remaining $168,000 payable by January 31, 2012 (the “Transaction”).

A dispute had arisen among the parties to the Loan Documents and the parties, in order to avoid potential litigation,  wish to settle such dispute and release one another from any and all claims or liabilities arising prior to the date hereof.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

Termination of Loan Documents.  The parties hereby agree that the Loan Documents are terminated and that neither party shall have any further rights or obligations thereunder.

2.

Mutual General Release.    Each party hereto (together with its predecessors, successors, affiliates, subsidiaries, parent companies, DBA's, insurers, subcontractors, contractors, employees, former employees, directors, officers, shareholders, members and any other related entities) hereby fully releases, remises, acquits and forever discharges the other party hereto (together with such other party’s predecessors, successors, affiliates, subsidiaries, parent companies, DBA's, insurers, subcontractors, contractors, employees, former employees, directors, officers, shareholders, members and any other related entities) from any and all claims, demands, actions, causes of action, damages, obligations, losses and expenses of whatsoever kind or nature, known or unknown, choate or inchoate, directly or indirectly arising out of, or related to, any matter arising prior to the date hereof.  Notwithstanding anything to the contrary contained herein, the Company is not, in connection with the foregoing release, releasing Bradley C. Robinson or any of his affiliates, including without limitation Ceptazyme, LLC or Zus health, LLC.  This release shall not apply to any claims or suits arising from or pertaining to this Agreement.  This release shall be binding from the date hereof to eternity.  The parties acknowledge that this release should receive full faith and credit from all courts and agencies.

Executed by the parties as an instrument under seal as of the date hereof.

The Venture Group, LLC

Health Enhancement Products, Inc.

/s/ Jeff Rice

/s/ Philip M Rice

By: D. Jeffrey Rice, Managing Member

Philip M. Rice, II, CFO, duly authorized

duly authorized